Exhibit 10.1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This Contribution, Conveyance and Assumption Agreement, dated as of December 27, 1991, is entered into by and among LAKEHEAD PIPE LINE PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), LAKEHEAD PIPE LINE COMPANY, LIMITED PARTNERSHIP, a Delaware limited partnership (the “Operating Partnership”), and LAKEHEAD PIPE LINE COMPANY, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company and LPL Investments, Inc., a wholly owned Delaware subsidiary of the Company (“LPL Investments”), have heretofore formed the Operating Partnership pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) for the purpose of owning and operating the crude oil and natural gas liquids pipeline system of the Company (the “System”); and

WHEREAS, the Company contributed $10 to the capital of the Operating Partnership and received a 1% general partner interest therein; and LPL Investments contributed $990 to the capital of the Operating Partnership and received a 99% limited partner interest therein; and

WHEREAS, the Company and LPL Investments have formed the Partnership pursuant to the Delaware Act for the purpose of serving as the sole limited partner of the Operating Partnership; and

WHEREAS, the Company contributed $10 to the capital of the Partnership and received a 1% general partner interest therein; and LPL Investments contributed $990 to the capital of the Partnership and received a 99% limited partner interest therein; and

WHEREAS, as of the date hereof, the Company, LPL Investments and the Partnership have amended and restated the Agreement of Limited Partnership of the Operating Partnership (the “Operating Partnership Agreement”); and

WHEREAS, as of the date hereof, the Company, for itself and as attorney-in-fact for all limited partners, and LPL Investments have amended and restated the Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”); and

WHEREAS, pursuant to the Operating Partnership Agreement, the Company has agreed to contribute to the Operating Partnership, as a capital contribution thereto, substantially all of its assets related to the System in exchange for (a) an increase in its 1% general partner interest in the Operating Partnership to a general partner interest in the Operating Partnership which, after giving effect to the withdrawal of LPL Investments as the organizational limited partner of the Operating Partnership as provided in Section 4.2 of the Operating Partnership Agreement, will represent a 1.0101% general partner interest in the Operating Partnership, (b) a limited partner interest in the Operating Partnership which, after giving effect to the withdrawal of LPL Investments as the organizational limited partner of the Operating Partnership as provided in Section 4.2 of the Operating Partnership Agreement, will represent a 98.9899% limited partner interest in the Operating Partnership, (c) the right to receive a distribution, pursuant to the terms of the Operating Partnership Agreement, of $310 million in cash, (d) the assumption of certain liabilities by the Operating Partnership and (e) other good and valuable consideration; and

WHEREAS, pursuant to the Partnership Agreement, the Company has agreed to contribute to the Partnership, as a capital contribution thereto, all of its limited partner interest in the Operating Partnership in exchange for (a) its continued 1% general partner interest in the Partnership, (b) 3,912,750 Common Units which, after giving effect to (i) the withdrawal of LPL Investments as the organizational limited partner of the Partnership as provided in Section 4.2 of the Partnership Agreement, and (ii) the sale of 17,390,000 Preference Units pursuant to the Underwriting Agreement (or 19,129,000 Preference Units if the over-allotment option provided for in the Underwriting Agreement is exercised in full), will represent an approximate 18.18% limited partner interest in the Partnership (or an approximate 16.81% limited partner interest in the Partnership if the over-allotment option provided for in the Underwriting Agreement is exercised in full), (c) the assumption of certain liabilities by the Partnership and (d) other good and valuable consideration; and

WHEREAS, in connection with the above described contributions the Company has agreed to indemnify the Partnership and the Operating Partnership from and against certain liabilities and the Partnership and the Operating Partnership have agreed to indemnify the Company from and against certain liabilities;

NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Partnership, the Operating Partnership and the Company undertake and agree as follows:

ARTICLE I

Definitions

The following capitalized terms shall have the meanings given below.

“Agreement” means this Contribution, Conveyance and Assumption Agreement.

“Assets” means all of the assets owned, leased or held by the Company, as of the Effective Time, of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued or contingent, and wherever located, including, without limitation, all of the assets necessary to operate the System as presently being operated and all right, title and interest of the Company in and to the following assets:

(a)	overage oil balances;

(b)	inventories and supplies of any kind;

(c)	pipeline fixtures and equipment, office furniture, furnishings, computers and equipment of any kind;

(d)	all real property wherever located;

(e)	all rights in real property or personal property arising under leases, easements or other contracts or arrangements;

(f)	all motor vehicles and related equipment;

(g)	every contract, agreement, arrangement, grant, gift, trust or other arrangement or understanding of any kind;

(h)	any and all right, claims and causes of action that the Company may have under insurance policies or otherwise against any person or property, whether known or unknown, accrued or contingent, and whether or not reflected on the books and records of the Company as of the Effective Time, insofar as any of the same relate to the operation of the Assets or the business conducted with the Assets prior to the Effective Time and such rights, claims or causes of action represent reimbursement or recovery of amounts actually paid by the Partnership or the Operating Partnership after the Effective Time;

(i)	every right to manufacture, sell or distribute any product or service;

(j)	all trade names, trade marks, service marks, logos, marks and symbols of any kind, together with all goodwill associated therewith;

(k)	all know-how, every trade secret, every customer list and all other confidential information of every kind;

(l)	every customer relationship, employee relationship, supplier relationship and other relationship of any kind;

(m)	every business conducted prior to the Effective Time by the Company;

(n)	every other proprietary right of any kind; and

(o)	all governmental licenses, permits and authorizations of every kind; excluding, however, any of such assets that constitute Excluded Assets.

“Assumed Liabilities” means all of the Company’s liabilities arising from or relating to the Assets or the business conducted with the Assets, as of the Effective Time, of every kind, character and description, whether known or unknown, accrued or contingent, and whether or not reflected on the books and records of the Company as of the Effective Time, including, without limitation, the obligations, liabilities and outstanding indebtedness of the Company described on Schedule 3 hereto; excluding, however, any of such liabilities that constitute Excluded Liabilities and excluding the obligations and outstanding indebtedness of the Company under the Revolving/Term Credit Facility.

“Company” has the meaning assigned to such term in the opening paragraph of this Agreement.

“Conveyance, Assignment and Bill of Sale” means that certain Conveyance, Assignment and Bill of Sale, dated December 8, 1991, in recordable form from the Company to the Operating Partnership, the form of which is attached hereto as Exhibit A.

“Delaware Act” has the meaning assigned to such term in the Recitals to this Agreement.

“Effective Time” means 9:00 a.m. Eastern Standard Time on December 27, 1991.

“Excluded Assets” means those assets of the Company described on Schedule 1 hereto.

“Excluded Liabilities” means all of the liabilities described on Schedule 2 hereto.

“First Mortgage Notes” means the First Mortgage Notes in the aggregate principal amount of $310 million to be issued to institutional investors by the Operating Partnership in a private placement, which First Mortgage Notes will be secured by a first mortgage on substantially all of the property, plant and equipment of the Operating Partnership.

“IPL” means Interprovincial Pipe line Inc., a Canadian corporation and the owner of all of the outstanding capital stock of the Company.

“Laws” means any and all laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court.

“Limited Partner Interest” has the meaning assigned to such term in Section 2,2.

“LPL Investments” has the meaning assigned to such term in the Recitals to this Agreement.

“LPL Partnership” means Lakehead Services, Limited Partnership, a Delaware limited partnership, of which the Partnership is a 1% general partner and the Company is a 99% limited partner.

“Operating Partnership” has the meaning assigned to such term in the opening paragraph of this Agreement.

“Operating Partnership Agreement” has the meaning assigned to such term in the Recitals to this Agreement.

“Partnership” has the meaning assigned to such term in the opening paragraph of this Agreement.

“Partnership Agreement” has the meaning assigned to such term in the Recitals to this Agreement.

“Restriction” has the meaning assigned to such term in Section 9.2.

“Restriction-Asset” has the meaning assigned to such term in Section 9.2.

“Revolving/Term Credit Facility” means the Revolving Credit and Term Loan Facility Agreement dated as of December 12, 1991 by and among the Company, the Partnership, the Operating Partnership, the LPL Partnership and the Bank of Montreal, as agents Harris Trust and Savings Bank, as collateral agent, and the financial institutions listed therein, providing for an aggregate amount of borrowings up to $275 million.

“System” has the meaning assigned to such term in the Recitals to this Agreement.

“Underwriting Agreement” means the Underwriting Agreement dated as of December 19, 1991, by and among the Partnership, the Company, IPL and Shearson Lehman Brothers Inc., Kidder, Peabody & Co. Incorporated, Smith Barney, Harris Upham & Co. Incorporated and Dean Witter Reynolds Inc., as representatives of the several underwriters named in Schedule I thereto relating to the public offering of Preference Units representing preference limited partner interests in the Partnership.

ARTICLE II

Contribution to the Operating Partnership

2.1. Contribution. The Company hereby grants, contributes, bargains, sells, conveys, assigns, transfers, sets over and delivers to the Operating Partnership, its successors and assigns, for its and their own use forever, all right, title and interest of the Company in and to the Assets in exchange for (a) the consideration stated in Section 2.2, (b) the assumption of certain liabilities by the Operating Partnership as provided in Section 4.1 and (c) other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and the Operating Partnership hereby accepts the Assets, as a contribution to the capital of the Partnership.

TO HAVE AND TO HOLD the Assets unto the Operating Partnership, its successors and assigns, together with all and singular the rights and appurtenances thereto in any wise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

2.2. Consideration for Contribution. In consideration for the contribution of the Assets to the Operating Partnership, the Operating Partnership hereby (a) increases the Company’s 1% general partner interest in the Operating Partnership to a general partner interest in the Operating Partnership which, after giving effect to the withdrawal of LPL Investments as the organizational limited partner of the Operating Partnership as provided in Section 4.2 of the Operating Partnership Agreement, will represent a 1.0101% general partner interest in the Operating Partnership, (b) issues, grants, contributes, bargains, sells, conveys, transfers, sets over and delivers to the Company a limited partner interest in the Operating Partnership (the “Limited Partner Interest”) which, after giving effect to the withdrawal of LPL Investments as the organizational limited partner of the Operating Partnership as provided in Section 4.2 of the Operating Partnership Agreement, will represent a 98.9899% limited partner interest in the Operating Partnership and (c) agrees to make a distribution, pursuant to the terms of the Operating Partnership Agreement, to the Company, in its capacity as the general partner of the Operating Partnership, of $310 million in cash.

2.3. Forms of Conveyance. To further evidence this conveyance with respect to the real property included in the Assets, the Company has executed and delivered to the Operating Partnership the Conveyance, Assignment and Bill of Sale substantially in the form attached hereto as Exhibit A.

ARTICLE III

Contribution to the Partnership

3.1. Contribution. The Company hereby grants, contributes, bargains, sells, conveys, assigns, transfers, sets over and delivers to the Partnership, its successors and assigns, for its and their own use forever, all right, title and interest of the Company in and to the Limited Partner Interest in exchange for (a) the consideration stated in Section 3.2, (b) the assumption of certain liabilities by the Partnership as set forth in Section 4.2 and (c) other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and the Partnership hereby accepts the Limited Partner Interest, as a contribution to the capital of the Partnership.

TO HAVE AND TO HOLD the Limited Partner Interest unto the Partnership, its successors and assigns, together with all and singular the rights and appurtenances thereto in any wise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

3.2. Consideration for Contribution. In consideration for the contribution of the Limited Partner Interest to the Partnership, the Partnership hereby (a) continues the Company’s 1% general partner interest in the Partnership and (b) issues, grants, contributes, bargains, sells, conveys, assigns, transfers, sets over and delivers to the Company 3,912,750 Common Units which, after giving effect to (i) the withdrawal of LPL Investments as the organizational limited partner of the Partnership as provided in Section 4.2 of the Partnership Agreement, and (ii) the sale of 17,390,000 Preference Units pursuant to the Underwriting Agreement (or 19,129,000 Preference Units if the over-allotment option provided for in the Underwriting Agreement is exercised in full), will represent an approximate 18.18% limited partner interest in the Partnership (or an approximate 16.81% limited partner interest in the Partnership if the over-allotment option provided for in the Underwriting Agreement is exercised in full).

ARTICLE IV

Assumption of Certain Liabilities

4.1. Assumption of Certain Liabilities by the Operating Partnership. In connection with the contribution and transfer of the Assets to the Operating Partnership, the Operating Partnership hereby assumes and agrees to duly and timely pay, perform and discharge the Assumed Liabilities, to the full extent that the Company has been heretofore or would have been in the future were it not for the execution and delivery of this Agreement obligated to pay, perform and discharge the Assumed Liabilities; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Assumed Obligations shall not increase the obligation of the Operating Partnership with respect to the Assumed Liabilities beyond that of the Company, waive any valid defense that was available to the Company with respect to the Assumed Liabilities or enlarge any rights or remedies of any third party under any of the Assumed Liabilities.

4.2. Assumption of Certain Liabilities by the Partnership. In connection with the contribution and transfer of the Limited Partner Interest to the Partnership, the Partnership hereby assumes and agrees to duly and timely perform all of the Company’s obligations under the Revolving/Term Credit Facility and to duly and timely pay and discharge the outstanding indebtedness of the Company incurred by the Company on the date of this Agreement under the Revolving/Term Credit Facility in the aggregate principal amount of $205,000,000, together with any interest that may accrue on such outstanding indebtedness; provided, however, that said assumption and agreement to duly and timely perform the Company’s obligations under the Revolving/Term Credit Facility and to duly and timely pay and discharge the outstanding indebtedness of the Company under the Revolving/Term Credit Facility shall not increase the obligation of the Partnership with respect thereto beyond that of the Company, waive any valid defense that was available to the Company with respect thereto or enlarge any rights or remedies of any third party thereunder.

ARTICLE V

Indemnification

5.1. Indemnification With Respect to Excluded Liabilities. The Company shall indemnify, defend and hold harmless the Operating Partnership, the Partnership and their respective successors and assigns from and against any and all claims, demands, costs, liabilities and expenses (including court costs and reasonable attorneys’ fees) of every kind, character and description, whether known or unknown, accrued or contingent, and whether or not reflected on the books and records of the Company as of the Effective Time, arising from or relating to the Excluded Liabilities.

5.2. Indemnification With Respect to Operations Prior to the Effective Time. The Company shall indemnify, defend and hold harmless the Operating Partnership, the Partnership and their respective successors and assigns from and against any and all claims, demands, costs (including, without limitation, costs of environmental investigation and remediation and penalties and other assessments), liabilities (including, without limitation, liabilities arising by way of active or passive negligence) and expenses (including court costs and reasonable attorneys’ fees) of every kind, character and description, whether known or unknown, accrued or contingent, and whether or not reflected on the books and records of the Company as of the Effective Time, arising from or relating to the operation of the Assets or the business conducted with the Assets prior to the Effective Time, other than any such claims, demands, costs, liabilities and expenses arising from or relating to (a) the obligations, liabilities and outstanding indebtedness of the Company described on Schedule 3 hereto, (b) the liabilities and outstanding indebtedness of the Company under the Revolving/Term Credit Facility or (c) a change in Laws after the Effective Time; provided, however, that notwithstanding the foregoing, the Company shall not be required to indemnify, defend and hold harmless the Operating Partnership, the Partnership and their respective successors and assigns to the extent that any of the foregoing claims, demands, costs, liabilities and expenses are recovered through insurance proceeds paid to the owner of the System or tariffs charged and collected by the owner of the System attributable to such claims, demands, costs, liabilities and expenses or otherwise.

5.3. Indemnification With Respect to Assumed Liabilities. Except as set forth in Section 5.2, the Operating Partnership shall indemnify, defend and hold harmless the Company, its successors and assigns from and against any and all claims, demands, costs, liabilities (including, without limitation, liabilities arising by way of active or passive negligence) and expenses (including court costs and reasonable attorneys’ fees) of every kind, character and description, whether known or unknown, accrued or contingent, and whether or not reflected on the books and records of the Company as of the Effective Time, arising from or relating to the Assumed Liabilities.

5.4. Indemnification With Respect to Revolving/Term Credit Facility. The Partnership shall indemnify, defend and hold harmless the Company, its successors and assigns from and against any and all claims, demands, costs, liabilities (including, without limitation, liabilities arising by way of active or passive negligence) and expenses (including court costs and reasonable attorneys’ fees) of every kind, character and description, whether known or unknown, accrued or contingent, and whether or not reflected on the books and records of the Company as of the Effective Time, arising from or relating to the liabilities and outstanding indebtedness of the Company under the Revolving/Term Credit Facility.

ARTICLE VI

Title Matters

6.1. Encumbrances. The contribution of the Assets made under Section 2.1 is made expressly subject to all recorded and unrecorded liens, encumbrances, agreements, defects, restrictions, adverse claims and all laws, rules, regulations, ordinances, judgments and orders of governmental authorities or tribunals having or asserting jurisdiction over the Assets or the business and operations conducted thereon or therewith, in each case to the extent the same are valid, enforceable and affect the Assets, including, without limitation, all matters that a current survey or visual inspection of the Assets would reflect, and to the Assumed Liabilities.

6.2. Disclaimer of Warranties; Subrogation; Waiver of Bulk Sales Laws.

(a) THE COMPANY IS CONVEYING THE ASSETS “AS IS” WITHOUT REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY (ALL OF WHICH THE COMPANY HEREBY DISCLAIMS), AS TO (i) TITLE, (ii) FITNESS FOR ANY PARTICULAR PURPOSE OR MERCHANTABILITY OR DESIGN OR QUALITY, OR (iii) ANY OTHER MATTER WHATSOEVER. THE PROVISIONS OF THIS SECTION 6.2 HAVE BEEN NEGOTIATED BY THE OPERATING PARTNERSHIP AND THE COMPANY AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES OF THE COMPANY, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS EXPRESSLY SET FORTH HEREIN.

(b) The contribution of the Assets made under Section 2.1 is made with full rights of substitution and subrogation of the Operating Partnership, and all persons claiming by, through and under the Operating Partnership, to the extent assignable, in and to all covenants and warranties by the predecessors-in-title of the Company, and with full subrogation of all rights accruing under applicable statutes of limitation and all rights of action of warranty against all former owners of the Assets.

(c) The Company and the Operating Partnership agree that the disclaimers contained in this Section 6.2 are “conspicuous” disclaimers. Any covenants implied by statute or law by the use of the words “grant,” “convey,” “bargain,” “sell,” “assign,” “transfer,” “deliver,” or “set over” or any of them or any other words used in this Agreement are hereby expressly disclaimed, waived and negated.

(d) Each of the parties hereto hereby waives compliance with any applicable bulk sales law or any similar law in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

ARTICLE VII

Further Assurances

7.1. Company Assurances. From time to time after the date hereof, and without any further consideration, the Company shall execute, acknowledge and deliver all such additional deeds, assignments, conveyances, instruments, notice, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (i) more fully to assure the Operating Partnership, its successors and assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges by this Agreement granted to the Operating Partnership or intended so to be, (ii) to more fully and effectively vest in the Partnership, its successors and assigns, beneficial and record title to the Limited Partner Interest hereby contributed and assigned to the Partnership or intended so to be and to put the Partnership in actual possession and control of the Limited Partner Interest and (iii) to more fully and effectively carry out the purposes and intent of this Agreement.

7.2. Operating Partnership and Partnership Assurances. From time to time after the date hereofs and without any further consideration, the Operating Partnership and the Partnership shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement.

ARTICLE VIII

Power of Attorney

The Company hereby constitutes and appoints the Operating Partnership, its successors and assigns, the true and lawful attorney-in-fact of the Company with full power of substitution for it and in its name, place and stead or otherwise on behalf of the Company, its successors and assigns, and for the benefit of the Operating Partnership, its successors and assigns, to demand and receive from time to time the Assets and to execute in the name of the Company and its successors and assigns instruments of conveyance, instruments of further assurance and to give receipts and releases in respect of the same, and from time to time to institute and prosecute in the name of the Operating Partnership or the Company for the benefit of the Operating Partnership, as may be appropriate, any and all proceedings at law, in equity or otherwise which the Operating Partnership, its successors and assigns may deem proper in order to collect, assert or enforce any claims, rights or titles of any kind in and to the Assets, and to defend and compromise any and all actions, suits or proceedings in respect of any of the Assets and to do any and all such acts and things in furtherance of this Agreement as the Operating Partnership, its successors or assigns shall deem advisable. The Company hereby declares that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable and perpetual and shall not be terminated by any act of the Company or its successors or assigns or by operation of law.

ARTICLE IX

Miscellaneous

9.1. Order of Completion of Transactions; Effective Time. (a) The transactions provided for in Articles II and III of this Agreement shall be completed on the date of this Agreement in the following order:

first:	the transactions provided for in Article II shall be completed; and

second:	following the completion of the transactions as provided in first above and the incurrence by the Company of $205,000,000 in aggregate principal amount of borrowings under the Revolving/Term Credit Facility, the transactions provided for in Article III shall be completed.

(b) The contribution of the Assets to the Operating Partnership shall be effective for all purposes as of the Effective Time.

9.2. Consents; Restriction on Assignment. If there are prohibitions against or conditions to the conveyance of one or more portions of the Assets without the prior written consent of third parties, including, without limitation, governmental agencies (other than consents of a ministerial nature which are normally granted in the ordinary course of business), which if not satisfied would result in a breach of such prohibitions or conditions or would give an outside party the right to terminate the Operating Partnership’s rights with respect to such portion of the Assets (herein called a “Restriction”), then any provision contained in this Agreement to the contrary notwithstanding, the transfer of title to or interest in each such portion of the Assets (herein called the “Restriction-Asset”) pursuant to this Agreement shall not become effective unless and until such Restriction is satisfied, waived or no longer applies. When and if such a Restriction is so satisfied, waived or no longer applies, to the extent permitted by applicable law and any applicable contractual provisions, the assignment of the Restriction-Asset subject thereto shall become effective automatically as of the Effective Time, without further action on the part of the Operating Partnership or the Company. If any such Restriction is not satisfied or waived within 21 years after the death of the last to die of all descendants of Joseph P. Kennedy, the father of the late President of the United States of America, who are living as of the Effective Time, and such Restriction continues to apply, the transfer to the Operating Partnership of the Restriction-Asset, if any, affected by such Restriction shall be null and void. The Company and the Operating Partnership agree to use their best efforts to obtain satisfaction of any Restriction on a timely basis. The description of any portion of the Assets as a “Restriction-Asset” shall not be construed as an admission that any Restriction exists with respect to the transfer of such portion of the Assets. In the event that any Restriction-Asset exists, the Company agrees to hold such Restriction-Asset in trust for the exclusive benefit of the Operating Partnership and to otherwise use its best efforts to provide the

Operating Partnership with the benefits thereof, and the Company will enter into other agreements, or take such other action as it deems necessary, in order to help ensure that the Operating Partnership has the assets and concomitant rights necessary to enable it to operate the Assets contributed to the Operating Partnership in all material respects as described in the Prospectus contained in and made a part of the Registration Statement on Form S-l (Registration No. 33-43425) filed by the Partnership with the United States Securities and Exchange Commission.

9.3. Costs. The Operating Partnership shall pay all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder, and shall pay all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection therewith. In addition, the Operating Partnership shall be responsible for all costs, liabilities and expenses (including court costs and attorneys’ fees) incurred in connection with the satisfaction or waiver of any Restriction pursuant to Section 9.2.

9.4 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules and Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, Schedules and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules and Exhibits attached hereto, and all such Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

9.5. Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the parties signatory hereto and their respective successors and assigns.

9.6. No Third Party Rights. The provisions of this Agreement are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

9.7. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

9.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Assets are located, shall apply.

9.9. Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the parties as expressed in this Agreement at the time of execution of this Agreement.

9.10. Deed; Bill of Sale; Assignment. To the extent required by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the Assets.

9.11. Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” to this Agreement.

9.12 Integration. This Agreement supersedes all previous understandings or agreements between the parties, whether oral or written, with respect to its subject matter. This document is an integrated agreement which contains the entire understanding of the parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

LAKEHEAD PIPE LINE COMPANY, INC.

ATTEST:	By:	/s/ B. F. MacNeill
Name: B. F. MacNeill
Title: President & Chief Executive Officer

ATTEST:	By:	/s/ D. P. Truswell
Name: D. P. Truswell
Title: Vice President, Finance

LAKEHEAD PIPE LINE COMPANY, LIMITED PARTNERSHIP

	By:	Lakehead Pipe Line Company, Inc., its general partner

ATTEST:	By:	/s/ B. F. MacNeill
Name: B. F. MacNeill
Title: President & Chief Executive Officer

ATTEST:	By:	/s/ D. P.Truswell
Name: D. P. Truswell
Title: Vice President, Finance

LAKEHEAD PIPE LINE PARTNERS, L. P.

	By:	Lakehead Pipe Line Company, Inc., its general partner

ATTEST:	By:	/s/ B. F. MacNeill
Name: B. F. MacNeill
Title: President & Chief Executive Officer

ATTEST:	By:	/s/ D. P. Truswell
Name: D. P. Truswell
Title: Vice President, Finance

Schedule 1

EXCLUDED ASSETS

1. Any and all rights that the Company may have pursuant to the terms of any of the following agreements, all of which, unless indicated to the contrary, are dated as of the date hereof:

a.	Contribution, Conveyance and Assumption Agreement by and among the Partnership, the Operating Partnership and the Company

b.	Contribution and Assumption Agreement by and between the Company and the LPL Partnership

c.	Amended and Restated Agreement of Limited Partnership of the Partnership

d.	Amended and Restated Agreement of Limited Partnership of the Operating Partnership

e.	Amended and Restated Agreement of Limited Partnership of LPL Partnership

f.	Distribution Support Agreement by and among the Partnership, the Company and IPL

g.	Underwriting Agreement dated as of December 19, 1991, by and among the Partnership, the Company, IPL and Shearson Lehman Brothers Inc., Kidder Peabody & Co. Incorporated, Smith Barney, Harris Upham & Co. Incorporated and Dean Witter Reynolds Inc., as representatives of the several underwriters named in Schedule I thereto

h.	Amended Services Agreement dated as of February 29,1988, by and between the Company and IPL

2. Any and all rights, claims and causes of action that the Company may have under insurance policies or otherwise against any person or property, whether known or unknown, accrued or contingent, and whether or not reflected on the books and records of the Company as of the Effective Time, insofar as any of the same relate to the operation of the Assets or the business conducted with the Assets prior to the Effective Time except, however, to the extent that such rights, claims or causes of action represent reimbursement or recovery of amounts actually paid by the Partnership or the Operating Partnership after the Effective Time.

3. The blue oil drop symbol which has been used in the past by IPL and the Company and all goodwill associated therewith.

4. The capital stock of LPL Investments, Inc., a Delaware corporation.

5. The capital stock of Westcoast Oil & Gas Corp., a Delaware corporation.

6. That portion of deferred charges and other assets of the Company represented by employee mortgages, pension assets and debt issue expense that would be included as an asset on a balance sheet of the Company as at the time immediately prior to the Effective Time prepared in accordance with generally accepted accounting principles consistently applied.

7. All of the Company’s cash and cash equivalents as of the Effective Time.

8. All of the Company’s accounts receivable as of the Effective Time, except for overage oil balances.

Schedule 2

EXCLUDED LIABILITIES

1. Any obligation or liability to make refunds or pay reparations to any shipper in respect of tariffs collected or services rendered for common carrier transportation by the System, which transportation is subject to regulation by the FERC, in each case together with accrued interest payable thereon, which refund or reparations relate to or are in respect of tariffs collected or services rendered by the Company prior to the Effective Time.

2. Any obligation or liability of the Company pursuant to the following agreements, all of which, unless indicated to the contrary, are dated as of the date hereof:

a.	Contribution, Conveyance and Assumption Agreement by and among the Partnership, the Operating Partnership and the Company

b.	Contribution and Assumption Agreement by and between the Company and the LPL Partnership

c.	Amended and Restated Agreement of Limited Partnership of the Partnership

d.	Amended and Restated Agreement of Limited Partnership of the Operating Partnership

e.	Amended and Restated Agreement of Limited Partnership of LPL Partnership

f.	Distribution Support Agreement by and among the Partnership, the Company and IPL

g.	Underwriting Agreement dated as of December 19, 1991, by and among the Partnership, the Company, IPL and Shearson Lehman Brothers Inc., Kidder Peabody & Co. Incorporated, Smith Barney, Harris Upham & Co. Incorporated and Dean Witter Reynolds Inc., as representatives of the several underwriters named in Schedule I thereto

h.	Amended Services Agreement dated as of February 29,1988, by and between the Company and IPL; provided, however, that the inclusion of the obligations and liabilities under the Amended Services Agreement as Excluded Liabilities shall not relieve the Partnership of its obligation under the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended from time to time, to reimburse the general partner of the Partnership for all direct and indirect expenses incurred for or on behalf of the Partnership as more fully described in the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended from time to time

3. Any obligation or liability of the Company with respect to its employees, including salaries and employee health, welfare, savings, investment and pension plans; provided, however, that the inclusion of the foregoing obligations and liabilities as Excluded Liabilities shall not relieve the Partnership of its obligation under the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended from time to time, to reimburse the general partner of the Partnership for all direct and indirect expenses incurred for or on behalf of the Partnership as more fully described in the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended from time to time.

4. Bank overdrafts of the Company.

5. All federal, state and local taxes required to be paid by the Company, other than real and personal property taxes and sales taxes.

6. The amount by which the liabilities of the Company arising from or relating to the Assets or the business conducted with the Assets to the extent that such liabilities are reflected as a liability on the audited balance sheet of the Company as at the time immediately prior to the Effective Time prepared in accordance with generally accepted accounting principles consistently applied (excluding, however, the liabilities and outstanding indebtedness of the Company under the Revolving/Term Credit Facility) exceed $98.2 million.

Schedule 3

LIABILITIES AND OUTSTANDING INDEBTEDNESS

1. All liabilities of the Company arising from or relating to the Assets or the business conducted with the Assets to the extent that such liabilities would be reflected as a liability on a balance sheet of the Company as at the time immediately prior to the Effective Time prepared in accordance with generally accepted accounting principles consistently applied; excluding, however, any of such liabilities that constitute Excluded Liabilities and excluding the liabilities and outstanding indebtedness of the Company under the Revolving/Term Credit Facility.

2. All obligations of the Company arising under the Consent Order Agreement (CPF No. 31504-H) between the Company and the Office of Pipeline Safety of the United States Department of Transportation and the administrative order incorporating the terms of such Consent Order Agreement.

EXHIBIT A

STATE OF
COUNTY OF

CONVEYANCE, ASSIGNMENT AND BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS:

This Conveyance, Assignment and Bill of Sale (this “Conveyance”) is from Lakehead Pipe Line Company, Inc., a Delaware corporation, with its general office at 119 North 25th Street East, Superior, Wisconsin 54880-0789 and whose mailing address is P.O. Box 789, Superior, Wisconsin 54880-0789 (herein called “Grantor”), and in favor of Lakehead Pipe Line Company, Limited Partnership, a Delaware limited partnership, with its general office at 119 North 25th Street East, Superior, Wisconsin 54880-0789 and whose mailing address is P.O. Box 789, Superior, Wisconsin 54880-0789 (herein called “Grantee”).

PART I

GRANTING AND HABENDUM CLAUSES

1.1	Granting and Habendum Clauses.

For good and valuable consideration, the receipt and sufficiency of which Grantor hereby acknowledges, Grantor hereby grants, conveys, bargains, sells, assigns, transfers, delivers, and sets over unto Grantee, its successors and assigns, all right, title, interest and estate of Grantor in and to the following described property, to wit:

(a) Fee Lands. The fee owned tracts or parcels of land, if any, described in Exhibit A hereto, together with all pipelines, buildings, structures, improvements, equipment, appurtenances and fixtures of every kind or nature located on said tracts or parcels of land, including, without limitation, all stations, substations, pumping stations, metering stations, meter houses, regulator houses, ponds, tanks, scrapers and scraper traps, fittings, valves, connections, cathodic or electric protection units, bypasses, regulators, drips, meters, pumps, engines, pipes, gates, telephone and telegraph lines, electric power lines, poles, wires, casings, radio towers and fixtures, and terminals located on said lands (collectively, the “Fee Lands” and singularly, the “Fee Land”);

(b) Easements. All easements, rights-of-way, servitudes, leases, surface rights, interests in land, permits, licenses and grants, and all amendments to each thereof, including, without limitation, those described in Exhibit B hereto, together with all prescriptive rights and all franchises, privileges, permits, grants, leases and consents in favor of Grantor, or Grantor’s predecessors-in-title, in, on, over, under or adjacent to lands, roads, highways, railroads, rivers, canals, ditches, drains, bridges, state and national parks, forests, reservations and wilderness areas, public grounds or structures, or elsewhere, and all rights incident thereto, rights under condemnation judgments, judgments on declaration of taking, and permits and grants for the installation, maintenance, repair, removal and operation of the Pipelines (as hereinafter defined) (collectively, the “Easements” and singularly, the “Easement”);

(c) Pipelines. The presently existing pipelines (i) owned by Grantor, and located in, on, over, under or adjacent to the property described in (a) and (b) above or (ii) used by Grantor in the operation of its pipeline business, together with all buildings, structures, improvements, equipment, and appurtenances of every kind or nature that are a part of, affixed to or used in connection therewith, including, without limitation, all stations, substations, pumping stations, metering stations, meter houses, ponds, regulator houses, tanks, scrapers and scraper traps, fittings, valves, connections, cathodic or electric protection units, bypasses, regulators, drips, meters, pumps, engines, pipes, gates, telephone and telegraph lines, poles, wires, casings and fixtures, headers, aerial suspension river crossings, appliances, electric power lines, radio towers, terminals, and all appurtenances and fixtures of every kind or nature whatsoever forming a part of said pipelines (collectively, together with additions or replacements, the “Pipelines” and singularly, the “Pipeline”); and

(d) Other Interests. With respect to the Fee Lands, the Easements and the Pipelines, all and singular the tenements, hereditaments and appurtenances belonging or in any wise appertaining thereto, or any part thereof, including, without limitation, all reversionary interests, reversions and remainders thereof, and all the right, title, interest, estate and claim whatsoever, at law as well as in equity, of Grantor in and to the above-described property.

(The property described in Section 1.1 shall be referred to herein as the “Subject Property”).

TO HAVE AND TO HOLD the Subject Property, subject to the terms, conditions and reservations hereof, unto Grantee, its successors and assigns, forever.

PART II

PERMITTED ENCUMBRANCES; OTHER TERMS AND CONDITIONS

2.1	Permitted Encumbrances.

This Conveyance is made and accepted expressly subject to (i) the terms and conditions set forth in the conveyances, assignments, bills of sale and other instruments described in Exhibit A and Exhibit B and to all recorded and unrecorded liens, encumbrances, agreements, defects, restrictions, adverse claims and all laws, rules, regulations, ordinances, judgments and orders of governmental authorities or tribunals having or asserting jurisdiction over the Subject Property or the business and operations conducted thereon, in each case to the extent the same are valid, enforceable and affect the Subject Property; (ii) all matters that a current survey or visual inspection would reflect; and (iii) the Contribution Agreement (defined in Section 2.2) (collectively, the “Permitted Encumbrances”).

2.2 Contribution Agreement.

This Conveyance is expressly made subject to the terms and conditions of that certain Contribution, Conveyance and Assumption Agreement dated December         , 1991, between Grantor, Grantee and Lakehead Pipe Line Partners, L.P., a Delaware limited partnership.

2.3 Disclaimer of Warranties; Subrogation.

(a) GRANTOR IS CONVEYING THE SUBJECT PROPERTY “AS IS” WITHOUT REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY (ALL OF WHICH GRANTOR HEREBY DISCLAIMS), AS TO (i) TITLE, (ii) FITNESS FOR ANY PARTICULAR PURPOSE OR MERCHANTABILITY OR DESIGN OR QUALITY, OR (iii) ANY OTHER MATTER WHATSOEVER. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY GRANTEE AND GRANTOR AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTEES OF GRANTOR, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SUBJECT PROPERTY THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS EXPRESSLY SET FORTH HEREIN.

(b) This Conveyance is made with full rights of substitution and subrogation of Grantee and all persons claiming by, through, and under Grantee, to the extent assignable, in and to all covenants and warranties by the predecessors-in-title of Grantor, and with full subrogation of all rights accruing under applicable statutes of limitation and all rights of action of warranty against all former owners of the Subject Property.

(c) Grantee agrees that the disclaimers contained in this section are “conspicuous” disclaimers. Any covenants implied by statute or law by the use of the words “grant”, “convey”, “bargain”, “sell”, “assign”, “transfer”, “deliver” or “set over” or any of them or any other words used in this Conveyance are hereby expressly disclaimed, waived and negated.

PART III

MISCELLANEOUS

3.1 Further Assurances.

Grantor agrees to take all such further actions and to execute, acknowledge and deliver all such further documents as are necessary or appropriate in carrying out the purposes of this Conveyance. Grantor agrees to execute, acknowledge and deliver to Grantee all such other additional instruments, notices, and other documents and to do all such other and further acts and things as may be necessary or appropriate to more fully and effectively grant, convey, bargain, sell, assign, transfer and deliver and set over to Grantee the Subject Property.

3.2 Consents; Restriction on Assignment.

If there are prohibitions against or conditions to the conveyance of one or more portions of the Subject Property without the prior written consent of third parties, including, without limitation, governmental agencies (other than consents of a ministerial nature which are normally granted in the ordinary course of business), which if not satisfied would result in a breach of such prohibitions or conditions or would give an outside party the right to terminate Grantee’s rights with respect to such portion of the Subject Property (herein called a “Restriction”), then any provision contained in this Conveyance to the contrary notwithstanding, the transfer of title to or interest in such portion of the Subject Property (herein called the “Restriction-Subject Property”) pursuant to this Conveyance shall not become effective unless and until such Restriction is satisfied, waived or no longer applies . When and if such a Restriction is so satisfied, waived or no longer applies, to the extent permitted by applicable law and any applicable contractual provisions, the assignment of the Restriction-Subject Property subject thereto shall become effective automatically as of the date hereof, without further action on the part of Grantee or Grantor. If any such Restriction is not satisfied or waived within 21 years after the death of the last to die of all descendants of Joseph P. Kennedy, father of the late President of the United States of America, who are living on the date this Conveyance is executed, as reflected below, and such Restriction continues to apply, the transfer to Grantee of the Restriction-Subject Property, if any, affected by such Restriction shall be null and void. Grantor and Grantee agree to use their best efforts to obtain satisfaction of any Restriction. The description of any portion of the Subject Property as “Restriction-Subject Property” shall not be construed as an admission that any Restrictions exist with respect to the transfer of such portion of the Subject Property. In the event any Restriction-Subject Property exists, Grantor agrees to hold such Restriction-Subject Property in trust for the exclusive benefit of Grantee and to otherwise use its best efforts to provide Grantee with the benefits thereof.

3.3 Successors and Assigns; No Third Party Beneficiary.

This Conveyance shall be binding upon and inure to the benefit of Grantor and Grantee and their respective successors and assigns, but shall not inure to the benefit of or be enforceable by any other party.

3.4 Governing Law.

This Conveyance and the legal relations between the parties shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, excluding any conflict of law rule which would refer any issue to the laws of another jurisdiction, except when it is mandatory that the law of the jurisdiction wherein the Subject Property is located shall apply.

3.5 The Exhibits.

Reference is made to Exhibit A and Exhibit B, which are attached hereto and made a part hereof for all purposes. Reference in the Exhibits to an instrument on file in the public records is made for all purposes, but shall not imply that such instrument is valid, binding or enforceable or affects any Subject Property nor creates any right, title, interest or claim in favor of any party other than Grantor and Grantee, respectively.

3.6 Headings.

Headings are included in this Conveyance for convenience and shall not define, limit, extend or describe the scope or intent of any provision.

3.7 Counterparts.

This Conveyance may be executed in multiple counterparts all of which taken together shall constitute a single agreement with the same force and effect as if all parties had signed the same copy of this agreement.

WITNESS THE EXECUTION HEREOF on the              day of December, 1991.

GRANTOR:

Lakehead Pipe line Company, Inc.,
a Delaware corporation

By:
Benny J. Phillips
Executive Vice President & Chief
Operating Officer

GRANTEE:

Lakehead Pipe Line Company, Limited Partnership,
a Delaware limited partnership

By:	Lakehead Pipe Line Company, Inc., its General Partner

By:
Benny J. Phillips
Executive Vice President & Chief
Operating Officer

Attachments:	Exhibit A: Fee Lands
Exhibit B: Easements

This instrument was prepared by:

O’Banion Williams III

Attorney at Law

Andrews & Kurth L.L.P.

4200 Texas Commerce Tower

Houston, Texas 77002

Recording Requested by and When Recorded Return To:

O’Banion Williams III

Attorney at Law

Andrews & Kurth L.L.P.

4200 Texas Commerce Tower

Houston, Texas 77002

Mail Tax Statements to:

George W. Maas

Manager Right-of-Way Claims & Tax

Lakehead Pipe Line Company, Inc.

119 North 25th Street East

P.O. Box 789

Superior, Wisconsin 54880-0789

STATE OF TEXAS

COUNTY OF HARRIS

Before me, a Notary Public in and for said County and State, personally appeared Benny J. Phillips, the Executive Vice President & Chief Operating Officer of Lakehead Pipe Line Company, Inc., a Delaware corporation, who acknowledged the execution of the foregoing instrument for and on behalf of said corporation and who, having been duly sworn, stated that the representations contained therein are true.

WITNESS my hand and Notarial Seal this              day of December, 1991.

Notary Public Residing in County, ___________

(printed signature)

My Commission Expires:

STATE OF TEXAS

COUNTY OF HARRIS

Before me, a Notary Public in and for said County and State, personally appeared Benny J. Phillips, the Executive Vice President & Chief Operating Officer of Lakehead Pipe Line Company, Inc., a Delaware corporation, as general partner of Lakehead Pipe Line Company, Limited Partnership, a Delaware limited partnership, who acknowledged the execution of the foregoing instrument for and on behalf of said corporation and who, having been duly sworn, stated that the representations contained therein are true.

WITNESS my hand and Notarial Seal this              day of December, 1991.

Notary Public Residing in County, ___________

(printed signature)

My Commission Expires: